VOTING AGREEMENT

THIS VOTING AGREEMENT (this "Agreement"), is made as of this 14th day of September, 2020 between KWESST Inc., a corporation incorporated under the laws of the Province of Ontario (the "Company"), David Luxton ("Luxton"), an individual residing at                                                                                 ("MacLeod"), an individual residing                                                                                      and those certain shareholders of the Company listed on Schedule A (together with any subsequent shareholders, the "Shareholders").

RECITALS

A. The parties desire to enter into this Agreement to set forth their agreements and understandings with respect to how the Company's shares held by them will be voted on with respect to the election of directors of the Company.

NOW THEREFORE the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1. Board Composition.  Each Shareholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of Shareholders at which an election of directors is held or pursuant to any written resolution of the Shareholders, the following persons shall be elected to the Board:

(a) David Luxton ("Luxton");

(b) Jeff MacLeod ("MacLeod");

(c) One person nominated by Luxton, such person to be from the capital markets industry;

(d) One independent board member to be nominated by Luxton; and

(e) One independent board member to be nominated by MacLeod.

For purposes of this Agreement, the term "Shares" means and includes any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all Common Shares, by whatever name called, now owned or subsequently acquired by a Shareholder, however acquired, whether through share splits, share dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2. Removal of Board Members.  Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Subsection 1.1 of this Agreement may be removed from office, other than for cause;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Subsection 1.1 shall be filled pursuant to the provisions of this Section 1;

(c) upon the request of any party entitled to designate a director as provided in Subsection 1.1 to remove such director, such director shall be removed; and

(d) in case of death or incapacity of either Luxton and/or MacLeod, their successor(s) shall be nominated by a unanimous nomination of the remaining directors of the Company.

All Shareholders agree to execute any written resolutions required to perform the obligations of this Agreement

1.3. No Liability for Election of Recommended Directors.  No Shareholder shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Remedies

2.1. Irrevocable Proxy and Power of Attorney.  Each Shareholder that is a party to this Agreement hereby constitutes and appoints as the proxies of that party and hereby grants a power of attorney to the President of the Company, with full power of substitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board in accordance with Section 1 hereto, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party's Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement.  Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 3 hereof.  Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 3 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

2.2. Specific Enforcement.  Each party acknowledges and agrees that each party hereto will be irreparably damaged if any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of competent jurisdiction in the Province of Ontario

2.3. Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the day immediately following the second annual general meeting of the Company after the execution of this Agreement; and (b) termination of this Agreement in accordance with Subsection 4.7 below.

4. Miscellaneous.

4.1. Transfers.  Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof.

4.2. Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3. Governing Law.  This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.4. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.5. Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6. Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 4.6.

4.7. Consent Required to Amend, Terminate or Waive This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; and (b) the Shareholders.

4.8. Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.9. Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.10. Entire Agreement.  This Agreement (including the Schedules hereto) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.11. Manner of Voting.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.  For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

4.12. Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

KWESST INC.

	By:	"Jeff MacLeod"

	Name:	Jeff MacLeod

	Title:	President and CEO

DEFSEC CORPORATION

	By:	"David Luxton"

	Name:	David Luxton

	Title:	President

2573685 ONTARIO INC.

	By:	"Jeff MacLeod"

	Name:	Jeff MacLeod

	Title:	President and CEO

"David Luxton"	"Jeffrey MacLeod"
David Luxton	Jeffrey MacLeod

SCHEDULE A

INVESTORS

Name and Address	Number of Shares
2573685 Ontario Inc.	10,450,200
DEFSEC Corp. 3 0	3,599,538